                                                                    EXHIBIT 10.1


VIA FACSIMILE AND U.S. MAIL




                                February 19, 2002



Board of Directors
PHONETEL TECHNOLOGIES, INC.
North Point Tower, 7th Floor
1001 Lakeside Avenue
Cleveland, Ohio  44114-1195

Board of Directors
DAVEL COMMUNICATIONS, INC.
10120 Windhorst Road
Tampa, Florida 33619

Re:      PROPOSED COMBINATION OF PHONETEL AND DAVEL -DEBT RESTRUCTURE COMMITMENT

Ladies and Gentlemen:

         This commitment letter is directed to the board of directors of PhoneTel Technologies, Inc. ("PhoneTel") and the board of directors of Davel Communications, Inc. ("Davel") (the "Boards") with respect to the proposed strategic combination (the "Davel/PhoneTel Combination") of PhoneTel and Davel, which strategic combination includes (i) the merger of PT Merger Corp., a wholly owned subsidiary of Davel with and into PhoneTel (the "PhoneTel Merger"), with PhoneTel surviving as a wholly owned subsidiary of Davel, and (ii) the restructuring of the existing secured indebtedness of Davel and PhoneTel to be accomplished in connection with the Davel/PhoneTel Combination, which restructuring includes the consummation of a merger (the "Davel Merger" and, together with the PhoneTel Merger, the "Mergers"), immediately prior to the PhoneTel Merger, of DF Merger Corp., a Delaware corporation and a wholly owned subsidiary of Davel Financing ("D Sub"), with and into Davel Financing L.L.C., a Delaware limited liability company and a wholly owned subsidiary of Davel ("Davel Financing", and together with D Sub, the "Davel Subsidiaries"), with Davel Financing surviving as a wholly owned subsidiary of Davel. In the Davel Merger, shares of Davel common stock will be issued to the shareholders of D Sub. The Mergers will be governed by a single merger agreement to be dated as of the date hereof (the "Merger Agreement"), which shall be in form and substance reasonably satisfactory to the PhoneTel Lenders (as defined below) and to the Davel Lenders (as defined below).

         Foothill Capital Corporation is the Agent to the financial institutions (collectively, the "PhoneTel Lenders") that are signatories to that certain Loan and Security Agreement dated as of

Board of Directors of PhoneTel and Davel
February 19, 2002
Page 2




November 17, 1999, between the PhoneTel Lenders and PhoneTel (together with the security agreements and other documents executed and delivered in connection therewith by PhoneTel and its subsidiaries in favor of the PhoneTel Lenders, the "PhoneTel Loan Documents"). PNC Bank N.A. is the Agent to the financial institutions (collectively the "Davel Lenders" and collectively with the PhoneTel Lenders, the "Lenders") that are signatories to that certain Credit Agreement dated as of December 23, 1998, between the Davel Lenders and Davel and various subsidiaries of Davel (together with the security agreements and other documents and amendments executed and delivered in connection therewith by Davel and its subsidiaries in favor of the Davel Lenders, the "Davel Loan Documents").

         Both Davel and PhoneTel have obtained further financing from Madeleine L.L.C. and ARK CLO 2000-1, Limited (the "Senior Lenders") secured by liens and security interests senior in priority to those of Lenders (the "Senior Facility").

         In accordance with our recent discussions, Lenders are pleased to issue this financial restructuring commitment to the Boards. Subject to the satisfactory completion of each of the conditions contained herein, each of the undersigned Lenders agrees to the following financial restructuring:

I.       PHONETEL DEBT FOR EQUITY EXCHANGE

         On the Closing Date (as defined in the Merger Agreement), immediately prior to the PhoneTel Effective Time and the Davel Effective Time (as such terms are defined in the Merger Agreement), and subject to the completion of the Mergers, the obligations of PhoneTel to the PhoneTel Lenders would be reduced to a principal amount of $36,500,000 in exchange for the PhoneTel Lenders receiving 112,246,511 shares of common stock of PhoneTel (equal to 87% of all PhoneTel common stock on a pre-Mergers fully diluted basis, assuming the deemed reservation of 4% of PhoneTel common stock to be issued in respect of stock options and warrants of PhoneTel from and after the date of the exchange).

II.      DAVEL DEBT FOR EQUITY EXCHANGE

         On the Closing Date, immediately prior to the PhoneTel Effective Time and the Davel Effective Time, and subject to the completion of the Mergers, pursuant to an agreement among the Davel Lenders, the PhoneTel Lenders, Davel, Davel Financing, D Sub, PhoneTel and Cherokee (as defined below) dated as of the date hereof (the "Exchange Agreement"), the obligations of Davel Financing to the Davel Lenders, which are fully guaranteed by, among others, Davel, would be reduced to a principal amount of $63,500,000 in exchange for the Davel Lenders receiving from Davel Financing 100% of the outstanding shares of common stock of D Sub. The sole asset of D Sub would be a note issued by Davel Financing in an aggregate principal amount equal to $342,551.46.

Board of Directors of PhoneTel and Davel
February 19, 2002
Page 3


III.     THE MERGERS AND THE EQUITY CONVERSIONS

         At the PhoneTel Effective Time, all of the PhoneTel common stock of the PhoneTel Lenders will, pursuant to the PhoneTel Merger, be automatically converted into 31.76% (after giving effect to the Davel Equity Conversion defined below) of all common stock plus stock options and warrants of Davel issued and outstanding at such time (the "PhoneTel Equity Conversion").

         At the Davel Effective Time, all of the D Sub common stock of the Davel Lenders will, pursuant to the Davel Merger, be automatically converted into 59.06% (after giving effect to the PhoneTel Equity Conversion) of all shares of common stock plus stock options and warrants of Davel issued and outstanding at such time (the "Davel Equity Conversion").

IV.      CROSS-ASSIGNMENT OF DEBT AMONG LENDERS

         On the Closing Date, the PhoneTel Lenders would assign 63.5% of the $36,500,000 of the reduced PhoneTel debt to the Davel Lenders on a pro rata basis according to the interest each Davel Lender has in the Davel debt owing to the Davel Lenders. On the Closing Date, the Davel Lenders would assign 36.5% of the $63,500,000 of the reduced Davel debt to the PhoneTel Lenders on a pro rata basis according to the interest each PhoneTel Lender has in the PhoneTel debt owing to the PhoneTel Lenders.

V.       CROSS-ASSUMPTION OF DEBT AMONG BORROWERS

         On the Closing Date, PhoneTel would assume the obligations owing by Davel and its subsidiaries to the Lenders and would confirm that the liens and security interests in the assets of PhoneTel secure the obligations owing by Davel and its subsidiaries to the Lenders. On the Closing Date, Davel would assume the obligations owing by PhoneTel to the Lenders and would confirm that the liens and security interests in the assets of Davel and its subsidiaries secure the obligations owing by PhoneTel to the Lenders.

Board of Directors of PhoneTel and Davel
February 19, 2002
Page 4


VI.      RESTRUCTURE OF $100 MILLION CREDIT FACILITY

         On the Closing Date, PhoneTel, PhoneTel's subsidiary Cherokee Communications, Inc. ("Cherokee"), Davel and the Davel Subsidiaries (hereinafter collectively referred to as the "Borrowers") and the Lenders would enter into definitive documentation for the restructured credit facility described below which would amend and restate the PhoneTel Loan Documents and Davel Loan Documents and consolidate such agreements into a unitary set of loan and security agreements, which, among other things, would confirm that each Borrower would thereafter be jointly and severally liable to Lenders for the indebtedness outstanding thereunder, which definitive documentation would provide for the following terms and conditions, among others:

         A. APPOINTMENT OF FOOTHILL AS AGENT. Foothill Capital Corporation would be appointed by Borrowers and Lenders as the agent ("Agent") for the Lenders pursuant to agency provisions contained in Foothill's standard loan documentation and acceptable to Foothill and the Lenders.

         B. TERM LOANS. On the Closing Date, both of the existing credit facilities would be amended and restated as two term loans (the "Term Loans"): (i) a $50 million principal amount cash-pay term loan ("Term Loan A") with interest to be payable in kind monthly through May 31, 2003, and thereafter to be paid monthly in cash from a required payment of $1,250,000 commencing on July 1, 2003, with such payment increasing to $1,500,000 with the payment due and owing on January 1, 2005, which amount will be applied first to interest and fees owing, with the balance applied to principal, with such payments continuing until and including the Maturity Date (as defined below) on which date the unpaid balance of Term Loan A and any accrued and unpaid interest would be due and payable in full; and (ii) a $50 million principal amount payment-in-kind term loan (the "PIK Term Loan") to be repaid in full on the Maturity Date, subject to earlier repayment as set forth below from Excess Cash Flow of Borrowers.

         C. INTEREST RATES. Amounts outstanding under the Term Loans would accrue interest from and after the Closing Date at the rate of ten (10%) percent per annum, calculated based upon a year of 360 days for actual days elapsed. Interest on the PIK Term Loan would accrue from the Closing Date and would be payable in kind. All interest payable in kind would be added to the principal amount of the respective Term Loan on a monthly basis and thereafter treated as principal for all purposes (including the accrual of interest upon such amounts). Upon the occurrence and during the continuation of an Event of Default, all interest would be increased by 4 percentage points above the per annum rate otherwise applicable thereto. All collections received by Borrower would be subject to a two (2) business day clearance charge for the sole and separate account of Agent.

Board of Directors of PhoneTel and Davel
February 19, 2002
Page 5


         D. LOCKBOX COLLECTIONS. After the occurrence of an Event of Default, and after payment of the Senior Facility in full, Lenders would have the non-exclusive right and remedy to require that Borrowers each establish one or more deposit accounts at financial institutions acceptable to Lenders and require Borrowers to direct all collections or other proceeds of collateral to the depository accounts, to be applied to reduce the balance of the Term Loans. The terms and conditions of the agreements relative to such depository accounts would be acceptable to Lenders and would provide Agent with dominion and control over any funds deposited into such deposit accounts.

         E. CLOSING FEE. Borrowers would agree to pay to Agent additional interest on the Closing Date, for the ratable benefit of the Lenders, in the form of a fee (the "Closing Fee") in the amount of $1,000,000, which would be fully earned and non-refundable on the Closing Date. In lieu of payment in cash, this additional interest shall be paid in the form of payment-in-kind interest that would be added to the principal amount of the PIK Term Loan on the Closing Date and thereafter treated as principal for all purposes (including the accrual of interest upon such amount).

         F. SERVICING FEE. Borrowers would agree to pay to Agent a fee (the "Servicing Fee") for the sole and separate account of Agent of $30,000 per month for each month or portion thereof in which any amounts are outstanding on either of the Term Loans (including after the Maturity
         Date). The Servicing Fee would be due and payable monthly in advance.

         G. AGENT AND LENDER EXPENSES. Borrowers would agree to reimburse Agent for all of Agent's reasonable out-of-pocket costs and expenses relating to the establishment, negotiation, documentation and administration of this financing transaction, including, but not limited to, search fees, filing and recording fees, attorneys fees and expenses, other professional expenses, and financial examination and collateral appraisal fees and expenses (collectively, "Agent Expenses"). In addition, after the occurrence and during the continuation of an Event of Default, Borrowers would agree to reimburse the each Lender for its reasonable out-of-pocket costs and expenses incurred in connection with such default, including, but not limited to, attorneys fees and expenses and other professional expenses. Without limiting the foregoing, Borrowers would be required to pay (a) a fee of $750 per day, per auditor, plus out-of-pocket expenses for each financial audit of Borrowers performed by personnel employed by Agent, (b) if implemented, a one time charge of $3,000 plus out-of-pocket expenses for expenses for the establishment of electronic collateral reporting systems, (c) a fee of $1,500 per day per appraiser, plus out-of-pocket expenses, for each appraisal of Borrowers' collateral performed by personnel employed by Agent, and (d) the actual charges paid or incurred by Agent if Agent elects to employ the services of one or more third parties to perform financial audits of Borrowers, to appraise Borrowers' collateral, or to assess Borrowers' business valuation.

Board of Directors of PhoneTel and Davel
February 19, 2002
Page 6


         H. CLOSING DATE. The "Closing Date" would be a date on or before August 31, 2002, when all of the conditions precedent set forth herein and contained in the definitive documentation for the restructured credit facility have been satisfied or waived by the Lenders. If the financial restructuring contemplated by this letter is not consummated on or before August 31, 2002, then, without any requirement of notice or other formality, no party hereto would have any obligation to pursue the financial restructuring outlined in this letter; provided, however, that prior thereto Borrowers agree to use their respective reasonable best efforts to cause the financial restructuring to be consummated on or before such date.

         I. MATURITY DATE. The "Maturity Date" would be December 31, 2005. Borrowers would have the right to prepay the Term Loans, in whole or in part, at any time, without penalty or premium.

         J. COLLATERAL. All obligations owed to Lenders would be secured by the existing liens and security interests and would also be secured by a first priority perfected security interest (subject to the terms of that certain Intercreditor Agreement between Lenders and Senior Lenders, which provides, among other things, that the Senior Lenders will have liens and security interests senior in priority to those of Lenders) in all of Borrowers' and their subsidiaries' now owned or hereafter acquired property and assets, including, but not limited to, Borrower's inventory, accounts, equipment, real estate, chattel paper, documents, instruments, copyrights, trademarks, and patents and related rights, general intangibles, deposit accounts, cash and cash equivalents, and investment property (including interests in subsidiaries), together with all books and records relating to the foregoing, and all proceeds and products thereof (collectively, the "Collateral"). In addition, to the extent necessary to obtain first priority perfected security interests in the Collateral, Lenders shall receive such third party agreements or consents as Lenders may reasonably require.

         K. COVENANTS. Borrowers would agree that any change of the composition of its senior management team would require the written consent of Lenders. The definitive loan documentation would include other usual affirmative and negative covenants required by Lenders in similar credits, and in addition would contain the following financial covenants (all of which financial covenants would be calculated without reference to any payment-in-kind interest):

Board of Directors of PhoneTel and Davel
February 19, 2002
Page 7



                  1. Minimum EBITDA. Borrowers will not permit their cumulative consolidated EBITDA for the periods set forth below, measured at the end of each Fiscal Quarter, to be less than the amounts set forth opposite such period:


========================================================= =======================================
                         PERIOD                                     CUMULATIVE EBITDA
--------------------------------------------------------- ---------------------------------------
July 1, 2002 - September 30, 2002                                     $ 5.8 million
--------------------------------------------------------- ---------------------------------------
July 1, 2002 - December 31, 2002                                      $13.3 million
--------------------------------------------------------- ---------------------------------------
July 1, 2002 - March 31, 2003                                         $16.7 million
--------------------------------------------------------- ---------------------------------------
Four quarter period ending June 30, 2003                              $21.6 million
--------------------------------------------------------- ---------------------------------------
Four quarter period ending September 30, 2003                         $21.3 million
--------------------------------------------------------- ---------------------------------------
Four quarter period ending December 31, 2003                          $18.6 million
--------------------------------------------------------- ---------------------------------------
Four quarter period ending March 31, 2004                             $17.9 million
--------------------------------------------------------- ---------------------------------------
Four quarter period ending June 30, 2004                              $17.1 million
--------------------------------------------------------- ---------------------------------------
Four quarter period ending September 30, 2004                         $16.3 million
--------------------------------------------------------- ---------------------------------------
Four quarter period ending December 31, 2004                          $15.5 million
--------------------------------------------------------- ---------------------------------------
Four quarter period ending March 31, 2005                             $15.9 million
--------------------------------------------------------- ---------------------------------------
Four quarter period ending June 30, 2005                              $16.2 million
--------------------------------------------------------- ---------------------------------------
Four quarter period ending September 30, 2005                         $16.4 million
--------------------------------------------------------- ---------------------------------------
Four quarter period ending December 31, 2005                          $16.6 million
========================================================= =======================================

Board of Directors of PhoneTel and Davel
February 19, 2002
Page 8


                  2. Minimum Adjusted EBITDA. Borrowers will not permit their cumulative consolidated EBITDA for the periods set forth below, measured at the end of each Fiscal Quarter, adjusted to eliminate Regulatory Receipts (as defined in the loan documents for the Senior Facility), to be less than the amounts set forth opposite such period:


--------------------------------------------------------- ---------------------------------------
                         PERIOD                                     CUMULATIVE EBITDA
--------------------------------------------------------- ---------------------------------------
July 1, 2002 - September 30, 2002                                     $ 3.6 million
--------------------------------------------------------- ---------------------------------------
July 1, 2002 - December 31, 2002                                      $ 6.6 million
--------------------------------------------------------- ---------------------------------------
July 1, 2002 - March 31, 2003                                         $ 8.7 million
--------------------------------------------------------- ---------------------------------------
Four quarter period ending June 30, 2003                              $12.3 million
--------------------------------------------------------- ---------------------------------------
Four quarter period ending September 30, 2003                         $12.8 million
--------------------------------------------------------- ---------------------------------------
Four quarter period ending December 31, 2003                          $13.3 million
--------------------------------------------------------- ---------------------------------------


                  3. Limitation Upon Capital Expenditures. Borrowers will not permit their commitments for capital expenditures or the amounts paid and incurred for capital expenditures to exceed $3,000,000 for any fiscal year.

                  4. Mandatory Prepayment. After payment in full of the Senior Facility, Borrowers will prepay amounts owing on the PIK Term Loan from (a) the net proceeds of any asset disposition and (b) the proceeds of any Regulatory Receipts (as defined in the loan documents for the Senior Facility) received by Borrowers that exceeds 120% of the amount set forth for such category in the Budget (as defined in the loan documents for the Senior Facility).

                  5. Excess Cash Flow Sweep. After payment in full of the Senior Facility, Borrowers will prepay amounts owing on the PIK Term Loan from fifty percent (50%) of quarterly Excess Cash Flow (as defined in the loan documents for the Senior Facility).

         L. CONDITIONS PRECEDENT. The following would be conditions precedent, among other usual conditions, to the obligation of Lenders to enter into the restructured credit facility:

                  1. Receipt by Agent of evidence that each Borrower is a corporation, or with respect to Davel Financing L.L.C., a limited liability company, in good standing in the jurisdiction of its incorporation and qualified to do business in any other jurisdiction where such qualification is necessary or appropriate to its business;

Board of Directors of PhoneTel and Davel
February 19, 2002
Page 9


                  2. The Term Loans would need to be made pursuant to, and subject to, the terms of restated and amended definitive loan agreements, and other financing documents in form, scope and substance reasonably satisfactory to each Lender (the "Loan Documents") executed and delivered by Borrowers on or prior to the Closing Date. The Loan Documents would contain various representations, warranties, and covenants (affirmative, reporting and negative) events of default and other provisions as are customary, in Lenders' experience, for a transaction of this type. The Loan Documents would include such guaranties and pledges of collateral from any surviving or newly created affiliates of Borrowers as Lenders deem necessary;

                  3. In addition to the Loan Documents, Borrowers shall have executed and delivered, or caused to be executed and delivered, to Agent prior to the Closing Date, restated and amended definitive security agreements, financing statements, fixture filings, deeds of trust, mortgages, and chattel mortgages, title insurance policies and endorsements, lock box and depositary account agreements, copies of leases, landlord waivers, bailee agreements, and other agreements affecting the Collateral, insurance certificates and endorsements, and other documentation relative to the liens and security interest in the Collateral as Lenders reasonably may request and in form, scope and substance acceptable to each Lender (the "Security Documents"). Each of the Loan Documents and the Security Documents (the "Documents") would be governed by the law of the State of New York and would be in form and substance reasonably satisfactory to Agent and its counsel;

                  4. Since the date hereof, no material adverse change shall have occurred in any of Borrowers' financial condition, operations, business, assets, or in the value of any Borrower's Collateral;

                  5. Receipt by Agent of such opinions of Borrowers' counsel and such advice of Agent's local counsel as Agent reasonably requires, which opinions and/or advice would be satisfactory to Agent and its counsel as to both form and substance;

                  6. Payment of all accrued and unpaid Agent's Expenses;

                  7. Receipt by Agent of such documentation as is necessary and appropriate, in the opinion of Agent's counsel, to continue the deep subordination of the liens and security interests of Cerberus Partners L.P. in the assets of PhoneTel;

                  8. Receipt by Lenders on or before February 19, 2002, of evidence satisfactory to Lenders that the Merger Agreement has been executed by the parties thereto;

                  9. Receipt by Lenders on or before February 19, 2002, of evidence satisfactory to Lenders that the Senior Facility has closed and that Senior Lenders have made commitments to lend no less than $10 million under the Senior Facility;

Board of Directors of PhoneTel and Davel
February 19, 2002
Page 10


                  10. Receipt by Lenders on or before February 19, 2002, of evidence satisfactory to Lenders that the Exchange Agreement has been executed by the parties thereto; and

                  11. Receipt by Agent of such documentation as is necessary and appropriate, in the opinion of Agent's counsel, to confirm the consummation and effectiveness of the Mergers and the other restructuring transactions described in sections I through V above.

         M. BROKERS' FEES. Any brokerage commission or finder's fees payable in connection with the financing arrangement outlined herein will be payable by Borrowers and not by Lenders. Other than reasonable fees owed to Ladenburg Thalman & Co., the Borrowers represent and warrant to Lenders that they has not incurred any obligation for a brokerage commission or a finder's fee in connection with any of Borrowers' transactions with any of Lenders. Borrowers agrees to indemnify, defend, and hold Lenders harmless from and against any claim of any broker or finder arising out of the financing arrangement outlined herein.

         N. COMPLETE AGREEMENT; NO ORAL MODIFICATIONS. This commitment letter embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior proposals, negotiations, or agreements whether written or oral, relating to the subject matter hereof including any letter of intent. This letter may not be modified, amended, supplemented, or otherwise changed, except by a document in writing signed by the parties hereto.

         O. GOVERNING LAW; JURY WAIVER. THIS LETTER SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK AND THE VALIDITY OF THIS LETTER, AND THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO RELATING TO CLAIMS OR CAUSES OF ACTION ARISING IN CONNECTION HEREWITH SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. BORROWERS AND LENDERS HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR RESPECT TO THIS LETTER, OR IN ANY WAY RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS LETTER, OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER OR NOW OR HEREAFTER ARISING, IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. BORROWERS AND LENDERS HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS

Board of Directors of PhoneTel and Davel
February 19, 2002
Page 11


         SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY HERETO TO WAIVE ITS RIGHT TO TRIAL BY JURY.

         If you wish to proceed on the basis outlined above, please execute this letter in the space provided below and return it to the undersigned no later than 5:00 p.m., California time, on or before February 19, 2002. If you fail to do so by such date and time, this letter shall expire automatically. This letter may be provided to the Boards and Borrowers prior to the execution of this letter by all of the Lenders, however, this letter shall be of no force or effect unless and until it is executed by each and every Lender. This letter is being provided to the Boards and Borrowers on a confidential basis and is not for the benefit of, nor should it be relied upon by, any third party.

Sincerely,

FOOTHILL CAPITAL CORPORATION                 FOOTHILL PARTNERS III, L.P.

By: /s/ Amy Lam                              By: /s/ Dennis R. Ascher
    ----------------------------------           ------------------------------

Name:  Amy Lam                               Name:  Dennis R. Ascher
Title: Vice President                        Title: Managing Member

ABLECO FINANCE LLC, as Lender and
agent for its affiliate assigns

By: /s/ Kevin Genda

Name:  Kevin Genda
Title: Senior Vice President and
       Chief Credit Officer

Board of Directors of PhoneTel and Davel
February 19, 2002
Page 12


PNC BANK, NATIONAL ASSOCIATION        ARK CLO 2000 I, LIMITED

By: /s/ Michael A. Valerio, Jr.       By:      Patriarch Partners, LLC,
    ------------------------------             its Collateral Manager

Name: Michael A. Valerio, Jr.                  By: /s/ Lynn Tilton
Title: Vice President                              ---------------------------

                                               Name: Lynn Tilton
                                               Title: Authorized Signatory

U.S. BANK NATIONAL ASSOCIATION        BNP PARIBAS


By: /s/ David C. Larsen               By: /s/ Edward V. Canale
    ------------------------------        ------------------------------

Name: David C. Larsen                 Name: Edward V. Canale
Title: Vice President                 Title: Managing Director

                                      By: /s/ Kathryn B. Quinn
                                          ------------------------------

                                      Name: Kathryn B. Quinn
                                      Title: Vice President

HELLER FINANCIAL, INC.                MORGAN STANLEY DEAN WITTER
                                      PRIME INCOME TRUST



By: /s/ Craig Thistlethwaite          By: /s/ Sheila Finnerty
    ------------------------------        ------------------------------

Name: Craig Thistlethwaite            Name: Sheila Finnerty
Title: Assistant Vice President       Title: Executive Director

CERBERUS PARTNERS, L.P.               AMROC INVESTMENTS, LLC


By :  Cerberus Associates, L.L.C.,    By: /s/ Marc Lasry
      as General Partner                  ------------------------------
                                      Name: Marc Lasry
         By: /s/ Stephen Feinberg     Title: Senior Managing Director
             ---------------------
         Name: Stephen Feinberg
         Title: Managing Member

Board of Directors of PhoneTel and Davel
February 19, 2002
Page 13



THE FOREGOING TERMS AND CONDITIONS ARE HEREBY ACCEPTED AND AGREED TO AS OF FEBRUARY 19, 2002.

PHONETEL TECHNOLOGIES, INC.                                  DAVEL COMMUNICATIONS, INC.


By: /s/ John D. Chichester                                   By: /s/ Bruce W. Renard
    ----------------------------------------                     ----------------------------------------

Name: John D. Chichester                                     Name: Bruce W. Renard
Title: President and Chief Executive Officer                 Title: President

DAVEL FINANCING COMPANY, L.L.C.                              CHEROKEE COMMUNICATIONS, INC.


By: /s/ Bruce W. Renard                                      By: /s/ John D. Chichester
    ----------------------------------------                     ----------------------------------------

Name: Bruce W. Renard                                        Name: John D. Chichester
Title: President                                             Title: President and Chief Executive Officer